Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:

Nick Hengst
+1.414.906.7356
nicholas.hengst@manpowergroup.com

ManpowerGroup Reports 3rd Quarter 2022 Results

•
Revenues of $4.8 billion (-7% as reported, +5% constant currency (CC))
•
Gross profit margin of 18.3%, reflecting improved business mix and continued strength of permanent recruitment fees
•
Continued strong year over year margin expansion with improved EBITA and operating profit margins
•
Strong revenue performance of higher margin Experis and Talent Solutions brands. Performance of Manpower brand reflected stabilization of the revenue trend in France during the quarter and an ongoing sluggish automotive sector in Europe
•
Repurchased $85 million of common stock and repaid remaining $50 million of debt related to the U.S. Experis acquisition

MILWAUKEE, October 20, 2022 -- ManpowerGroup (NYSE: MAN) today reported net earnings of $2.13 per diluted share for the three months ended September 30, 2022 compared to $1.77 per diluted share in the prior year period. Net earnings in the quarter were $111.3 million compared to $97.7 million a year earlier. Revenues for the third quarter were $4.8 billion, a 7% decrease from the prior year period.

The current year quarter included integration costs from the U.S. Experis acquisition. These costs reduced earnings per share by $0.08 in the third quarter. Excluding these costs, earnings per share was $2.21 per diluted share in the quarter. The prior year period included Mexico related restructuring costs and U.S. acquisition integration costs which reduced earnings per share by $0.16.

Financial results in the quarter were also impacted by the stronger U.S. dollar relative to foreign currencies compared to the prior year period, resulting in a 33 cent negative impact to earnings per share in the quarter compared to the prior year. This represented an additional 4 cent negative impact to earnings per share from foreign currency than was anticipated in our third quarter guidance. On a constant currency basis, revenues increased 5% (2% in organic constant currency) compared to the prior year period. Excluding the impact of integration costs and prior year restructuring costs, on a constant currency basis net earnings per diluted share increased 32% during the quarter.

Jonas Prising, ManpowerGroup Chairman & CEO, said, “Our third quarter results reflect continued improvements in our business mix and demand for our services despite increasing global uncertainty tied to higher inflation, energy costs and interest rates. During the quarter, our higher margin Experis and Talent Solutions brands experienced strong revenue growth while our Manpower brand achieved modest constant currency revenue growth.

Many segments of the market are growing and we continue to invest in resources to capture these growth opportunities. At the same time, we are taking the necessary cost actions in parts of the business that are experiencing slowing market demand. With that said, labor markets remain resilient and we see continued solid demand as we begin the fourth quarter.

We anticipate diluted earnings per share in the fourth quarter will be between $2.11 and $2.19, which includes an estimated unfavorable currency impact of 38 cents. Our guidance excludes expected integration costs ranging from $3 million to $5 million.”

Net earnings for the nine months ended September 30, 2022 were $325.1 million, or net earnings of $6.10 per diluted share compared to net earnings of $271.3 million, or net earnings of $4.90 per diluted share in the prior year. The current year to date period included integration costs from the U.S. Experis acquisition and the net loss related to the sale of our Russia business in January which reduced earnings per share by 33 cents. The prior year to date period included restructuring charges relating to our Mexico business and integration costs which reduced earnings per share by 16 cents. Revenues for the nine-month period were $15.0 billion, a decrease of 2% compared to the prior year or an increase of 7% in constant currency. Earnings per share for the nine-month period were negatively impacted by 68 cents due to changes in foreign currencies compared to the prior year.

In conjunction with its third quarter earnings release, ManpowerGroup will host a conference call live online on October 20, 2022 at 7:30 a.m. central time (8:30 a.m. eastern time). Prepared remarks for the conference call, webcast details, presentation and recordings are included within the Investor Relations section of manpowergroup.com.

Supplemental financial information referenced in the conference call can be found at http://investor.manpowergroup.com/.

About ManpowerGroup

ManpowerGroup® (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing and managing the talent that enables them to win. We develop innovative solutions for hundreds of thousands of organizations every year, providing them with skilled talent while finding meaningful, sustainable employment for millions of people across a wide range of industries and skills. Our expert family of brands – Manpower, Experis and Talent Solutions – creates substantially more value for candidates and clients across more than 75 countries and territories and has done so for over 70 years. We are recognized consistently for our diversity - as a best place to work for Women, Inclusion, Equality and Disability and in 2022 ManpowerGroup was named one of the World's Most Ethical Companies for the 13th year - all confirming our position as the brand of choice for in-demand talent.

Forward-Looking Statements

This news release contains statements, including statements regarding economic and geopolitical uncertainty, labor and financial outlook, and the Company’s brands that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements due to numerous factors. These factors include those found in the Company’s reports filed with the SEC, including the information under the heading “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2021, as well as the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, which information is incorporated herein by reference.

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ManpowerGroup

Results of Operations

(In millions, except per share data)

	Three months ended September 30
			% Variance
			Amount	Constant
	2022	2021	Reported	Currency
	(Unaudited)
Revenues from services (a)	$4,800.9	$5,140.6	-6.6%	5.4%
Cost of services	3,922.4	4,287.6	-8.5%	3.6%
Gross profit	878.5	853.0	3.0%	14.6%
Selling and administrative expenses	717.0	702.5	2.0%	12.7%
Operating profit	161.5	150.5	7.4%	23.7%
Interest and other expenses, net	4.7	4.9	-2.3%
Earnings before income taxes	156.8	145.6	7.7%	24.1%
Provision for income taxes	45.5	47.9	-4.9%
Net earnings	$111.3	$97.7	13.9%	31.2%
Net earnings per share - basic	$2.15	$1.80	19.8%
Net earnings per share - diluted	$2.13	$1.77	20.3%	38.6%
Weighted average shares - basic	51.7	54.3	-4.9%
Weighted average shares - diluted	52.3	55.2	-5.3%
(a)
Revenues from services include fees received from our franchise offices of $4.4 million and $3.9 million for the three months ended September 30, 2022 and 2021, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $264.0 million and $253.3 million for the three months ended September 30, 2022 and 2021, respectively.

ManpowerGroup

Operating Unit Results

(In millions)

	Three months ended September 30
			% Variance
			Amount	Constant
	2022	2021	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$886.6	$644.9	37.5%	37.5%
Other Americas	353.2	352.7	0.1%	8.1%
	1,239.8	997.6	24.3%	27.1%
Southern Europe:
France	1,159.5	1,317.0	-12.0%	3.1%
Italy	395.1	456.4	-13.4%	1.4%
Other Southern Europe	485.2	609.2	-20.3%	-10.3%
	2,039.8	2,382.6	-14.4%	-0.7%
Northern Europe	954.1	1,166.6	-18.2%	-3.9%
APME	586.9	611.2	-4.0%	12.0%
	4,820.6	5,158.0
Intercompany Eliminations	(19.7)	(17.4)
	4,800.9	5,140.6	-6.6%	5.4%
Operating Unit Profit:
Americas:
United States	$54.7	$28.2	93.9%	93.9%
Other Americas	16.4	12.6	30.8%	42.2%
	71.1	40.8	74.4%	77.9%
Southern Europe:
France	56.6	61.6	-8.2%	7.6%
Italy	29.0	30.8	-6.0%	10.3%
Other Southern Europe	14.7	18.3	-18.9%	-10.2%
	100.3	110.7	-9.3%	5.4%
Northern Europe	12.8	16.5	-22.9%	-6.9%
APME	23.4	22.6	3.5%	23.4%
	207.6	190.6
Corporate expenses	(37.0)	(36.0)
Intangible asset amortization expense	(9.1)	(4.1)
Operating profit	161.5	150.5	7.4%	23.7%
Interest and other expenses, net (b)	(4.7)	(4.9)
Earnings before income taxes	$156.8	$145.6

(a) In the United States, revenues from services include fees received from our franchise offices of $3.7 million and $3.3 million for the three months ended September 30, 2022 and 2021, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $121.9 million and $121.3 million for the three months ended September 30, 2022 and 2021, respectively.

(b) The components of interest and other expenses, net were:

	2022	2021
Interest expense	$10.7	$9.6
Interest income	(4.4)	(2.9)
Foreign exchange loss	3.8	1.4
Miscellaneous income	(5.4)	(3.2)
	$4.7	$4.9

ManpowerGroup

Results of Operations

(In millions, except per share data)

	Nine months ended September 30
			% Variance
			Amount	Constant
	2022	2021	Reported	Currency
	(Unaudited)
Revenues from services (a)	$15,018.3	$15,342.1	-2.1%	6.9%
Cost of services	12,321.5	12,860.9	-4.2%	4.9%
Gross profit	2,696.8	2,481.2	8.7%	17.6%
Selling and administrative expenses	2,215.9	2,062.4	7.4%	15.6%
Operating profit	480.9	418.8	14.8%	27.5%
Interest and other expenses, net	14.1	13.1	7.7%
Earnings before income taxes	466.8	405.7	15.1%	27.6%
Provision for income taxes	141.7	134.4	5.4%
Net earnings	$325.1	$271.3	19.8%	32.9%
Net earnings per share - basic	$6.18	$4.96	24.4%
Net earnings per share - diluted	$6.10	$4.90	24.6%	38.1%
Weighted average shares - basic	52.6	54.7	-3.7%
Weighted average shares - diluted	53.3	55.4	-3.8%
(a)
Revenues from services include fees received from our franchise offices of $11.9 million and $11.0 million for the nine months ended September 30, 2022 and 2021, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $804.8 million and $755.9 million for the nine months ended September 30, 2022 and 2021, respectively.

ManpowerGroup

Operating Unit Results

(In millions)

	Nine months ended September 30
			% Variance
			Amount	Constant
	2022	2021	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$2,679.9	$1,882.5	42.4%	42.4%
Other Americas	1,073.8	1,162.3	-7.6%	-2.8%
	3,753.7	3,044.8	23.3%	25.1%
Southern Europe:
France	3,590.1	3,852.7	-6.8%	4.9%
Italy	1,294.4	1,328.3	-2.6%	9.5%
Other Southern Europe	1,550.6	1,784.3	-13.1%	-5.3%
	6,435.1	6,965.3	-7.6%	3.2%
Northern Europe	3,075.7	3,490.9	-11.9%	-1.5%
APME	1,808.8	1,858.5	-2.7%	9.2%
	15,073.3	15,359.5
Intercompany Eliminations	(55.0)	(17.4)
	15,018.3	15,342.1	-2.1%	6.9%
Operating Unit Profit:
Americas:
United States	$177.7	$95.4	86.2%	86.2%
Other Americas	47.1	45.5	3.6%	10.2%
	224.8	140.9	59.6%	61.7%
Southern Europe:
France	168.5	169.9	-0.9%	11.9%
Italy	93.5	81.9	14.2%	28.8%
Other Southern Europe	45.2	47.6	-4.8%	1.8%
	307.2	299.4	2.6%	14.9%
Northern Europe	26.9	39.2	-31.5%	-20.9%
APME	64.9	63.7	1.8%	16.8%
	623.8	543.2
Corporate expenses	(114.8)	(110.5)
Intangible asset amortization expense	(28.1)	(13.9)
Operating profit	480.9	418.8	14.8%	27.5%
Interest and other expenses, net (b)	(14.1)	(13.1)
Earnings before income taxes	$466.8	$405.7

(a) In the United States, revenues from services include fees received from our franchise offices of $9.7 million and $9.4 million for the nine months ended September 30, 2022 and 2021, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $360.8 million and $353.4 million for the nine months ended September 30, 2022 and 2021, respectively.

(b) The components of interest and other expenses, net were:

	2022	2021
Interest expense	$31.7	$29.5
Interest income	(10.0)	(9.1)
Foreign exchange loss	8.9	4.5
Miscellaneous income	(16.5)	(11.8)
	$14.1	$13.1

ManpowerGroup

Consolidated Balance Sheets

(In millions)

	September 30,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$527.5	$847.8
Accounts receivable, net	4,720.3	5,448.2
Prepaid expenses and other assets	174.0	126.7
Total current assets	5,421.8	6,422.7
Other assets:
Goodwill	1,640.4	1,722.2
Intangible assets, net	553.9	583.6
Operating lease right-of-use asset	306.7	373.4
Other assets	529.7	610.2
Total other assets	3,030.7	3,289.4
Property and equipment:
Land, buildings, leasehold improvements and equipment	537.3	594.9
Less: accumulated depreciation and amortization	432.9	478.1
Net property and equipment	104.4	116.8
Total assets	$8,556.9	$9,828.9
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,584.4	$3,039.2
Employee compensation payable	236.7	299.4
Accrued liabilities	536.2	584.7
Accrued payroll taxes and insurance	663.2	789.1
Value added taxes payable	416.3	515.5
Short-term borrowings and current maturities of long-term debt	13.2	552.6
Total current liabilities	4,450.0	5,780.5
Other liabilities:
Long-term debt	883.0	565.7
Long-term operating lease liability	216.9	275.8
Other long-term liabilities	590.4	675.2
Total other liabilities	1,690.3	1,516.7
Shareholders' equity:
ManpowerGroup shareholders' equity
Common stock	1.2	1.2
Capital in excess of par value	3,472.3	3,444.7
Retained earnings	3,888.5	3,634.6
Accumulated other comprehensive loss	(533.2)	(389.4)
Treasury stock, at cost	(4,422.7)	(4,169.4)
Total ManpowerGroup shareholders' equity	2,406.1	2,521.7
Noncontrolling interests	10.5	10.0
Total shareholders' equity	2,416.6	2,531.7
Total liabilities and shareholders' equity	$8,556.9	$9,828.9

ManpowerGroup

Consolidated Statements of Cash Flows

(In millions)

	Nine Months Ended
	September 30,
	2022	2021
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$325.1	$271.3
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	63.9	50.9
Loss on sales of a subsidiaries, net	3.9	—
Deferred income taxes	1.5	(20.5)
Provision for doubtful accounts	7.2	13.7
Share-based compensation	29.2	26.7
Changes in operating assets and liabilities:
Accounts receivable	195.9	(354.0)
Other assets	5.3	9.7
Other liabilities	(342.8)	385.1
Cash provided by operating activities	289.2	382.9
Cash Flows from Investing Activities:
Capital expenditures	(55.9)	(39.7)
Acquisitions of businesses, net of cash acquired	(16.4)	(7.1)
Proceeds from the sales of subsidiaries and property and equipment	7.0	2.2
Cash used in investing activities	(65.3)	(44.6)
Cash Flows from Financing Activities:
Net change in short-term borrowings	(1.5)	0.1
Repayments of revolving debt facility	(75.0)	—
Proceeds from long-term debt	421.1	0.4
Repayments of long-term debt	(412.1)	(2.2)
Payments for debt issuance costs	(2.4)	—
Proceeds from derivative settlement	2.0	—
Payments of contingent consideration for acquisitions	(1.7)	(6.2)
Proceeds from share-based awards	0.4	5.3
Payments to noncontrolling interests	(1.0)	(1.2)
Other share-based award transactions	(8.4)	(4.6)
Repurchases of common stock	(245.0)	(150.1)
Dividends paid	(71.2)	(68.3)
Cash used in financing activities	(394.8)	(226.8)
Effect of exchange rate changes on cash	(149.4)	(66.0)
Change in cash and cash equivalents	(320.3)	45.5
Cash and cash equivalents, beginning of period	$847.8	$1,567.1
Cash and cash equivalents, end of period	$527.5	$1,612.6